UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2012

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania	15650-0231

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 539-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2012, Kennametal Inc. (the “Company”) entered into a Share Sale and Purchase Agreement (the “Agreement”) to purchase Deloro Stellite Holdings 1 Limited (“Deloro Stellite”) for a purchase price of approximately Euro 277 million. Concurrent with the execution of the Agreement, the parties also entered into a Warranty Agreement (the “Warranty Agreement”; together with the Agreement, the “Transaction Documents”).

The Transaction Documents contain customary warranties and covenants. The acquisition is expected to close within sixty to ninety days, or as soon as the conditions to closing have been satisfied or waived. The consummation of the acquisition is subject to various conditions, including (i) the attainment of all material consents and approvals of any governmental authorities required to consummate the acquisition, (ii) the receipt by each of the Company and from the sellers named in the Agreement (the “Sellers”) of certain documents and agreements from the other parties and (iii) the satisfaction of certain obligations. The consummation of the acquisition is not subject to any financing condition.

The Agreement may be terminated at any time prior to closing by the mutual prior written consent of the Sellers and the Company. The Company may also terminate the Agreement if a material adverse change occurs with respect to Deloro Stellite prior to the closing. In addition, if the closing has not occurred on or before May 31, 2012, the Agreement shall automatically terminate. The parties will be liable to each other for breaches of their respective warranties and covenants and the Sellers will be liable to the Company for certain tax matters pursuant to a Tax Deed of Covenant to be executed at closing, generally subject to certain limitations and conditions.

Kennametal plans to fund the acquisition through existing credit facilities and operating cash flow.

There can be no assurance that the transactions contemplated by the Agreement will be consummated or consummated as set forth in the Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: January 17, 2012	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel